Exhibit 10(pp)

DEUTSCHE BANK	CITIGROUP	MERRILL LYNCH	MORGAN
SECURITIES INC.	GLOBAL MARKETS	PIERCE, FENNER &	STANLEY SENIOR
DEUTSCHE BANK	INC.	SMITH	FUNDING, INC.
AG NEW YORK	388 Greenwich Street	INCORPORATED	1585 Broadway
BRANCH	New York, NY 10013	BANK OF	New York, NY 10036
60 Wall Street		AMERICA, N.A.
New York, NY 10005		214 North Tryon Street
Charlotte, NC 28255

BARCLAYS	ROYAL BANK OF	UNION BANK, N.A.
745 Seventh Avenue	CANADA	455 S. Figueroa Street
New York, NY 10019	200 Vesey Street	15th Floor
	New York, NY 10281	Los Angeles, CA 90071

April 28, 2014
Energy Future Intermediate Holding Company LLC
1601 Bryan St.
Dallas, Texas 75201

Attn:	Anthony R. Horton
Senior Vice President
and Treasurer
Commitment Letter
Ladies and Gentlemen:
You have advised each of Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank AG New York Branch (“DBNY”), Citi (as defined below), Bank of America, N.A. (“Bank of America”), MLPFS (as defined below), Morgan Stanley (as defined below), Barclays Bank PLC (“Barclays”), RBC Capital Markets (“RBCCM”), Royal Bank of Canada (“Royal Bank”), Union Bank, N.A. (“Union Bank”), Loop Capital Markets, LLC (“Loop Capital”) and The Williams Capital Group, L.P. (“Williams Capital” and, together with DBSI, DBNY, Citi, Bank of America, MLPFS, Morgan Stanley, Barclays, RBCCM, Royal Bank, Union Bank and Loop Capital, the “Commitment Parties”, “us” or “we” and, each a “Commitment Party”) that

[1]	RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“you” or the “Company”), together with your subsidiaries identified as “Debtors” on the Term Sheet attached as Exhibit A hereto (together with the annexes thereto, the “Term Sheet” and, together with this letter, collectively, the “Commitment Letter”), are considering filing voluntary petitions under Chapter 11 of the United States Code (the “Bankruptcy Code”).
Capitalized terms used but not defined herein are used with the meanings assigned to them in the Term Sheet. As used herein, the term “Transactions” means, collectively, the negotiation, entering into and funding of the DIP Facility, and all other related transactions, including the payment of reasonable and documented fees and expenses in connection therewith. The date on which the initial funding under the DIP Facility occurs is referred to as the “Closing Date”, and the date on which you file a voluntary petition under chapter 11 of the Bankruptcy Code is referred to as the “Petition Date”.
For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein; “MLPFS” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or any of its affiliates as MLPFS shall determine to be appropriate to provide the services contemplated herein; “Morgan Stanley” shall mean Morgan Stanley Senior Funding, Inc. and/or any of its affiliates as Morgan Stanley shall determine to be appropriate to provide the services contemplated herein; and “Initial Lenders” shall mean DBNY, Citi, Bank of America, Morgan Stanley, Barclays, Royal Bank, Union Bank, Loop Capital and Williams Capital.

1.	Commitments
In connection with the Transactions, each Initial Lender hereby severally commits to provide to the Company its respective percentages of the DIP Facility as set forth in the Fee Letter referred to below upon the terms and conditions set forth in this Commitment Letter. Subject to the proceeding sentence, the commitments of the Initial Lenders will be reduced (the “Reduction”) ratably by (x) an amount equal to the product of (1) the aggregate principal amount of the EFIH First Lien Secured Notes held by a holder thereof that is or becomes a party to (A) the exchange agreement or document related to a tender offer for the EFIH First Lien Secured Notes or (B) the restructuring support agreement or similar arrangement in respect of exchanging or rolling such outstanding amounts for Term Loans multiplied by (2) the applicable exchange rate as set forth in such document, in each case solely to the extent such exchange or similar arrangement is a binding enforceable and irrevocable obligation of all parties thereto (each, a “First Lien Exchange Arrangement”), (y) the aggregate principal amount (up to $500 million) of the EFIH Second Lien Secured Notes held by a holder thereof that is or becomes a party to the restructuring support agreement or similar arrangement in respect of exchanging or rolling such outstanding amounts for Term Loans multiplied by (2) the applicable exchange rate as set forth in such document, solely to the extent such exchange or similar arrangement is a binding enforceable and irrevocable obligation of all parties thereto (the “Second Lien Exchange Arrangement”; together with the First Lien Exchange Arrangements, the “Exchange Arrangements”) and (z) the aggregate principal amount of the backstop commitment in respect of the DIP Facility provided by holders of the prepetition indebtedness of EFIH, solely to the extent such backstop commitment is a binding and irrevocable commitment, in favor of the Company (the “Backstop Commitment”) (provided that the Debtors shall determine the aggregate principal amount of the Backstop Commitment at or within two (2) business days of your execution of this Commitment Letter and shall notify (which notification can be through e-mail) the Initial Lenders of such principal amount no later than the close of business on such 2nd business day). For the avoidance of doubt and notwithstanding anything the contrary contained herein, the Fee Letter or Term Sheet, (x) the Reduction shall not be effective unless and until you provide written notice (which notification can be through e-mail) to the Initial Lenders of the amount of the Reduction (it being understood that in no event shall the aggregate principal amount of the DIP Facility exceed $5.4 billion) and (y) the commitments of the Initial Lenders shall be reduced by the amounts specified in clauses (x) through (z) in the immediately preceding sentence prior to any reduction of the Backstop Commitment. Notwithstanding anything to the contrary contained herein, in the Term Sheet, or in the Fee Letter, (i) the exchange rate for exchanging (or otherwise rolling such indebtedness into the Obligations) any such prepetition indebtedness into Term Loans shall be in the sole discretion of the Borrower, (ii) the Borrower shall be entitled to allocate and give fees (including in the form of OID solely to the extent related to the exchange rate and the Upfront OID (as defined in the Fee Letter)) to any such person in its sole discretion (and the allocation of such fees shall not constitute a breach hereunder), and (iii) neither the Agent, the Joint Lead Arrangers nor the Co-Managers shall have any right to consent to the participants (or their allocations) in any Exchange Arrangement or Backstop Commitment.

2.	Titles and Roles
It is agreed that (i) DBSI, Citi, MLPFS, Morgan Stanley, Barclays, Union Bank, and RBCCM will act as joint lead arrangers and joint bookrunners (collectively in such capacities, the “Joint Lead Arrangers” and, each a “Joint Lead Arranger”), (ii) Loop Capital and Williams Capital will act as co-managers (collectively in such capacities, the “Co-Managers” and each a “Co-Manager”) and (iii) DBNY will act as the Administrative Agent and Collateral Agent for the DIP Facility.
It is further agreed that in connection with the Confidential Information Memorandum (as defined below) and any other marketing materials relating to the Term Facility, DBSI will have primary authority for managing the syndication of the Term Facility (the “Left Lead DIP Facility Arranger”) and will appear with the other Joint Lead Arrangers appearing in order consistent with the letterhead of this Commitment Letter. You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and Fee Letter referred to below) will be paid to any such other person to obtain the initial Term Commitment of such person, unless you and DBNY, Citi, Bank of America, MLPFS, and Morgan Stanley (collectively, the “Consenting Arrangers”) shall so reasonably agree (it being understood and agreed that no such other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of obtaining the initial Term Commitment of such person for the DIP Facility than (a) in the aggregate, the Commitment Parties or (b) individually, any of the Consenting Arrangers). Notwithstanding anything to the contrary herein or in the Term Sheet, on or prior to the earlier of the date which is ten (10) business days after the date of this Commitment Letter, you may appoint up to three (3) additional agents, co-agents, joint lead arrangers or joint bookrunners or confer other titles in respect of any of the DIP Facility, in a manner and with economics determined by you in consultation with the Joint Lead Arrangers (it being understood that, to the extent you appoint additional agents, co-agents, joint lead arrangers or joint bookrunners or confer other titles in respect of the DIP Facility, no such additional agent, co-agent, joint lead arranger or joint bookrunner shall be entitled to greater economics in respect of the DIP Facility than (a) in the aggregate, the Commitment Parties or (b) individually, any of the Consenting Arrangers, in each case party hereto on the date hereof. Such additional agents shall assume a portion of the commitments under each of the Revolver Facility and the Term Facility that is equal to the proportion of the DIP Facility Fee (as defined in the Fee Letter) allocated to such additional agent and the commitments of each Commitment Party in respect of the Term Facility will be reduced ratably by the amount of the commitments of such appointed entities upon the execution by such financial institutions of customary joinder documentation and, thereafter, each such financial institution shall constitute a “Commitment Party” hereunder) (the “Designation Rights”).

3.	Syndication
The Joint Lead Arrangers intend to syndicate the DIP Facility to a group of lenders identified by us in consultation with you (together with the Commitment Parties, the “Lenders”) and reasonably acceptable to us and to you (such acceptance not to be unreasonably withheld, conditioned or delayed); provided that it is understood that the Joint Lead Arrangers will not syndicate to (a) any company engaged principally in the business of energy or power generation and/or transmission, as identified in writing to the Joint Lead Arrangers by the Company at or prior to the execution and delivery of this Commitment Letter by us on the date hereof, (b) any company whose principal business is that of an energy or power merchant, as identified in writing to the Joint Lead Arrangers by the Company on or prior to the date hereof, or (c) any person identified in writing to the Joint Lead Arrangers by the Company on or prior to the date hereof (including any such person’s affiliates that are clearly identifiable on the basis of such affiliates’ names) (“Disqualified Institutions”); provided further that notwithstanding anything to the contrary contained herein or in the Term Sheet, and except as set forth above with respect to Designation Rights or as otherwise agreed to in writing by you and us, (i) each Joint Lead Arranger shall retain exclusive control over all rights and obligations with respect to its commitments under the DIP Facility, including all rights with respect to consents, modifications and amendments of the definitive loan documents, until the earlier to occur of a (x) Successful Syndication (as defined in the Fee Letter) and (y) the day the Final Order is entered (the “Final Order Entry Date”), and (ii) any assignment or participation by a Commitment Party of its commitment prior to the applicable Commitment Release Date shall not reduce such Commitment Party’s obligation to make available the DIP Facility pursuant to its commitments as set forth in this Commitment Letter in the event an assignee shall fail to do so prior to the applicable Commitment Release Date (and with respect to any participant, at any time if it fails to do so). The Commitment Parties intend to commence syndication efforts promptly after the Petition Date (and only after the Petition Date) and you agree, following the Petition Date (except with respect to clause (C) below), to use your commercially reasonable efforts to assist the Commitment Parties in completing a syndication reasonably satisfactory to the Commitment Parties and to you until the earlier of (x) the Final Order Entry Date and (y) the day on which a Successful Syndication has occurred (such earlier date, the “Successful Syndication Date”). Such commercially reasonable efforts to assist shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your subsidiaries’ existing banking relationships, (B) your using commercially reasonable efforts to cause direct contact between your senior management and advisors and the proposed Lenders at mutually agreed times, (C) your preparing and providing (prior to the Petition Date if reasonably requested by the Joint Lead Arrangers) to the Commitment Parties all customary information with respect to you and the other Debtors, including all financial information and Projections (as defined below), as the Commitment Parties may reasonably request in connection with the arrangement and syndication of the DIP Facility and your assistance in the preparation of one or more customary confidential information memoranda (each, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication (all such information, memoranda and materials, “Information Materials”), (D) the hosting, with the Commitment Parties, of one or more meetings of prospective Lenders at reasonable times and locations to be mutually agreed, and (E) your using commercially reasonable efforts to obtain as soon as reasonably practicable after the Petition Date a rating for the Term Facility from Moody’s Investors Services, Inc. and Standard & Poor’s Financial Services LLC. For the avoidance of doubt, it is agreed that neither the commencement nor completion of the syndication of any of the DIP Facility, including the occurrence of any Successful Syndication, nor the commencement of any ratings process (nor the achievement of any specific rating), nor the compliance with any of the provisions of this Commitment Letter (other than Section 6), is or will be a condition to our commitments, or to the availability or the funding of the DIP Facility on the Closing Date. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege (as reasonably determined by your counsel), law, rule or regulation, or any obligation of confidentiality binding on you, the other Debtors or your or their respective affiliates (provided that (x) you shall notify us if any such information is being withheld and (y) you shall use your commercially reasonable efforts to obtain a consent to disclosure to us of any such information being withheld as a result of any obligation of confidentiality (other than, for purposes of this clause (y), any such information being withheld as a result of attorney-client privilege)).
Subject to the foregoing (including your Designation Rights), the Commitment Parties will manage, in consultation with you, all aspects of the syndication of the Term Facility, including decisions as to the selection of institutions to be approached and when they will be approached (which shall be reasonably acceptable to you), when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount (subject to the limitations on fees set forth in this Commitment Letter and the Fee Letter) and distribution of fees among the Lenders. You hereby acknowledge and agree that the Commitment Parties will not be subject to any fiduciary or other implied duties.
At the request of the Commitment Parties, you agree to assist in the preparation of a public version of each Confidential Information Memorandum or other Information Material (a “Public Version”); provided, however, that a Public Version may only be used after the Petition Date, consisting exclusively of information with respect to you and your affiliates that is either publicly available or does not contain material non-public information (within the meaning of United States federal securities laws) with respect to you and your subsidiaries, or any of your or their respective securities for purposes of United States federal and state securities laws (such information, “Non-MNPI”, and any information that is not Non-MNPI is referred to as “MNPI”). Such Public Versions, together with any other information prepared by you or your subsidiaries or your representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to (only after the Petition Date) prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”), and you shall be deemed to have authorized the Public Side Lenders to treat such Public Versions and such marked information as containing Non-MNPI. You agree that, unless expressly identified as Public Information, each document to be disseminated by us (or any other agent) to any Lender in connection with the DIP Facility will be deemed to contain MNPI. Notwithstanding the foregoing, you acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise after being provided a reasonable amount of time to review such documentation provided by us, (a) the final definitive documentation with respect to the DIP Facility (excluding specified schedules thereto), (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda), (c) the Interim Order and the Final Order, and (d) notifications of changes in the terms of the DIP Facility may be distributed to Public Side Lenders, in each case, only after the Petition Date.
In connection with our distribution to prospective Lenders of any Confidential Information Memorandum, you will execute and deliver to us (only after the Petition Date) a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof, representing that it contains only Non-MNPI. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us (in each case, including our respective affiliates) with respect to any use thereof and any use of related Information Materials by the recipients thereof.

4.	Information
You hereby represent and warrant that (a) all written information concerning or affecting you or any of your subsidiaries or the Transactions (including all Information Materials), other than the Projections (including estimates included in the Projections), forward looking information and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the Transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the financial and/or business projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the Transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time delivered (it being recognized by each Commitment Party that such Projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurances are given that any particular Projections will be realized, that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and that such differences may be material). You agree that if, at any time prior to the Petition Date and thereafter until the Successful Syndication Date, you become aware that any of the representations in the preceding sentence is incorrect in any material respect then you will promptly supplement the Information and the Projections so that such representations and warranties, as supplemented, are correct in all material respects under those circumstances. You understand that in arranging and syndicating the DIP Facility we may use and rely on the Information and Projections without independent verification thereof. Notwithstanding anything to the contrary in this Commitment Letter or the Term Sheet, except to the extent requested by the Joint Lead Arrangers in connection with the syndication of the DIP Facility (which, for the avoidance of doubt, shall not be a condition to our commitments, or to the availability or the funding of the DIP Facility on the Closing Date), you will not be obligated to supplement such Information or the Projections to reflect changes in commodity prices, market heat rates, interest rates, regulatory issues of general applicability, general market conditions or similar assumptions relating to, or impacting, the Debtors’ businesses.

5.	Fees
As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the fee letter dated the date hereof and delivered herewith (as amended, modified or supplemented, the “Fee Letter”) on the terms and subject to the express conditions set forth therein, it being understood that, to the extent any such payments are to be made after the commencement of the Cases, such payments will also be subject to the entry of the Interim Fee Order and the Final Order authorizing the Debtors to perform their obligations under this Commitment Letter and the Fee Letter and to pay the fees and expenses set forth or referred to herein.

6.	Conditions
Each Commitment Party’s commitments and agreements hereunder are subject only to the conditions expressly set forth in the Term Sheet under the heading “Conditions to Full Availability” (with respect to the obligation of the Lenders to make the Loans on the Closing Date under the DIP Facility up to the full amount of the Commitments).

7.	Clear Market
You agree that until the Clear Market End Date (as defined below), neither you nor the other Debtors set forth in Annex I to the Term Sheet will undertake any competing offering, placement, arrangement or syndication of any debt securities or bank financing (including the DIP Facility by or on behalf of you or the other Debtors, but other than capital leases in the ordinary course of business and other ordinary course of business short-term financings and/or hedges (including any commodity hedges) and other indebtedness or arrangement set forth on Schedule 1 hereto) without the prior written consent of each Consenting Arranger if such financing would have, in the reasonable judgment of the Consenting Arrangers, a materially detrimental effect upon the primary syndication of the DIP Facility. You further agree to use commercially reasonable efforts to prevent any of the holders of your prepetition indebtedness which are party to a Backstop Commitment to, prior to the Clear Market End Date, syndicate any portion of its commitment under the DIP Facility. For purposes hereof, “Clear Market End Date” shall mean the earlier of (x) the Successful Syndication Date and (y) the 25th day following the end of the ‘early’ election period (such end date being the 10th business day following the commencement of the exchange offer as such date may be extended in accordance with the terms of the exchange offer) given to the holders of the EFIH First Lien Secured Notes (as defined in the Term Sheet) to exchange, pursuant to an Exchange Arrangement, their EFIH First Lien Secured Notes for loans under the DIP Facility. Without limiting your obligations to assist with syndication efforts as set forth in this Commitment Letter, the Commitment Parties further agree that each Commitment Party shall not be released from its commitment hereunder in connection with such syndication to any lender until such lender shall have entered into the applicable DIP Facility definitive documentation and funded the portion of the applicable DIP Facility required to be funded by it on the applicable Commitment Release Date, and each Commitment Party hereby agrees that upon the terms and subject to the satisfaction or waiver of the conditions set forth in Section 6 of this Commitment Letter, it will execute definitive documentation and close and fund its portion of the DIP Facility, even if prior to the completion of a Successful Syndication of the DIP Facility.

8.	Indemnification and Expenses
You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and controlling persons and its and their respective directors, officers, employees, partners, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses incurred, claims, damages, liabilities and expenses (in each case, other than any anticipated and unrealized profits) to which any such indemnified person may become subject arising out of, resulting from or in connection with this Commitment Letter, the Fee Letter, the DIP Facility, the use of the proceeds thereof or the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person promptly following written demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses (x) to the extent they are found by a final non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such indemnified person or its affiliates, directors, officers, employees, advisors, agents or other representatives (collectively, the “Related Parties”), (y) to the extent arising from any dispute solely among indemnified persons other than any claims against a Commitment Party in its capacity or in fulfilling its role as Agent or Joint Lead Arranger or any similar role under the DIP Facility and other than any claims arising out of any act or omission on the part of you or the other Debtors, and (z) to the extent they are found by a final non-appealable judgment of a court of competent jurisdiction to arise from any material breach of this Commitment Letter by such indemnified person (or its Related Parties) and (b) to reimburse within 30 days of written demand (together with reasonably detailed supporting documentation) (or, if earlier, on the Closing Date to the extent invoiced prior thereto) each Commitment Party and its affiliates for all reasonable and documented out-of-pocket expenses that have been invoiced prior to such time or following termination or expiration of the commitments hereunder (including reasonable and documented out-of-pocket due diligence expenses, syndication expenses, travel expenses, reasonable fees and reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel (and (i) appropriate local counsel in applicable foreign and local jurisdictions, but limited to one local counsel in each such jurisdiction, (ii) appropriate regulatory counsel, and (iii) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected indemnified persons similarly situated)) incurred in connection with the DIP Facility, the Loan Documents, this Commitment Letter, the Term Sheet and the Fee Letter, or the administration, amendment, modification or waiver thereof. It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person) arising out of the Transactions. No indemnified person or party hereto shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such person (or any of its Related Parties). None of the indemnified persons, you, your affiliates and the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the DIP Facility or the Transactions; provided that nothing in this sentence shall limit your indemnification and reimbursement obligations set forth herein to the extent any such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable indemnified person is entitled to indemnification or reimbursement pursuant to this Section.

9.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities
You acknowledge that each Commitment Party (or an affiliate thereof) is a full service securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, or your affiliates (subject, in each case, to the terms and conditions of any other applicable agreements in effect between you and us (or our affiliates) applicable to the Transactions (including the various Non-Disclosure Agreements executed by you, certain of your affiliates and each of the Joint Lead Arrangers and/or affiliates thereof on or about June 2013, August 2013, September 2013, October 2013, January 2014, and February 2014 (the “Non-Disclosure Agreements”)), which other applicable agreements remain in full force and effect in accordance with their terms).
You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.
You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Commitment Party has advised or is advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of any Commitment Party, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party is engaged in a broad range of transactions that may involve interests that differ from your interests and that each Commitment Party has no obligation to disclose such interests and transactions to you (provided, however, that we will be subject to the provisions applicable to us set forth in the preceding paragraph), (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity, and (g) the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by a Commitment Party and you or any such affiliate.
In addition, please note that none of the Joint Lead Arrangers, the other Commitment Parties nor the Co-Managers provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the DIP Facility and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter, but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

10.	Confidentiality
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter, nor the Term Sheet nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) at your election, to your officers, directors, employees, affiliates, attorneys and accountants, on a confidential and “need to know” basis, (b) as may be required in (or necessary in connection with) any legal, judicial or administrative proceeding (including, without limitation, as may be required to obtain court approval in connection with any acts or obligations to be taken pursuant to this Commitment Letter or the transactions contemplated hereby (in which case you agree to inform each of us in writing promptly thereof) and further that you may disclose this Commitment Letter, the Term Sheet and the Fee Letter to the official committee of unsecured creditors appointed in any of the Debtors’ bankruptcy cases (collectively, the “Creditors’ Committee”) and its advisors and to any other official committee appointed in any of the Debtors’ bankruptcy cases (together with the Creditors’ Committee, the “Committees”), the advisors to the potential arranger for the lenders providing the Junior Incremental Term Facility and the advisors to any holder of prepetition indebtedness consented to by the Left Lead DIP Facility Arranger, so long as the disclosure of the Fee Letter to the Committees, any other official committee and their respective advisors, the advisors to the potential arranger for the lenders providing the Junior Incremental Term Facility and the advisors to any such holder of prepetition indebtedness is on a confidential “professionals only” basis), to the Office of the United States Trustee, and as otherwise required by applicable law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform each of us in writing promptly in advance thereof and it being understood and agreed that you shall take such reasonable actions as shall be necessary to prevent the Fee Letter from becoming publicly available (it being acknowledged such actions may not be successful)), (c) this Commitment Letter, the Term Sheet and the existence and contents hereof and thereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed in any syndication or other marketing material in connection with the DIP Facility or in connection with any public filing requirement, (d) the Term Sheet may be disclosed to potential Lenders and to any rating agency (provided that, as to rating agencies, we will disclose information acting only through you and with your prior agreement) in connection with the DIP Facility, and (e) in connection with any remedy or enforcement of any right under the Commitment Letter. Notwithstanding anything to the contrary in the foregoing, (i) you shall be permitted to file the Fee Letter with the Bankruptcy Court under seal and provide an unredacted copy of the Fee Letter to the Bankruptcy Court, the Office of the United States Trustee and the advisors to the Committees so long as the disclosure to such advisors to the Committees is on a confidential “professionals only” basis and (ii) you may disclose (and you may file with the Bankruptcy Court) the fees and expenses payable under the Fee Letter on an aggregate basis with the other fees and expenses payable by you in connection with the Transactions (including legal, professional and advisory and other out of pocket fees and expenses).
Each Commitment Party shall use all confidential information received by it in connection with the Transactions and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent a Commitment Party from disclosing any such information (a) to rating agencies (provided that as to rating agencies, we will disclose information acting only through you and with your prior agreement), (b) to any Lenders or participants or prospective Lenders or participants that agree in writing, for the benefit of the Company, to keep such information confidential on terms reasonably acceptable to the Company or substantially similar to the terms set forth herein (including pursuant to customary “click through” or similar electronic agreements), (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates, (e) to each Commitment Party’s affiliates and each Commitment Party’s and its affiliates’ respective employees, officers, directors, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) on a “need to know” basis (provided that any such Representative or affiliate, is advised of its obligation to retain such information as confidential, and each Commitment Party shall be responsible for its Representatives’ and affiliates’ compliance with this paragraph), in each such case solely in connection with the Transactions, (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party’s affiliates or Representatives in breach of this Commitment Letter, and (g) to the extent such information is independently developed by a Commitment Party, its affiliates or its Representatives so long as not based on information obtained in a manner that would otherwise violate this provision; provided that the disclosure of any such information to any Lender or prospective Lender or participant or prospective participant referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of each Commitment Party or customary market standards for dissemination of such type of information. Notwithstanding anything to the contrary in this Commitment Letter or the Term Sheet, under no circumstance will we or our affiliates disclose any confidential information to a Disqualified Institution (except pursuant to clause (c) above (to the extent required pursuant to such legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations) or clause (f) above). The obligations of each Commitment Party under this paragraph shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the Loan Documents are entered into, at which point any confidentiality undertaking in the Loan Documents shall supersede the provisions of this paragraph.

11.	Miscellaneous
This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. Each Commitment Party reserves the right to employ the services of its affiliates (other than certain units of affiliates (such units, “Trading Affiliates”) providing any commodities, hedge or derivatives trading or brokerage activities conducted, advised, agented or brokered by us or our respective affiliates) in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates (other than Trading Affiliates) certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates (other than Trading Affiliates) may agree in its sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of an original executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the DIP Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter (it being understood that the funding of the DIP Facility is subject to the satisfaction (or waiver) of certain conditions, including the execution and delivery of the Loan Documents as provided in this Commitment Letter), (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein and (iii) as of the date hereof, this Commitment Letter (including the Term Sheet), the Fee Letter, and the Non-Disclosure Agreements are the only agreements that have been entered into among you and us with respect to the DIP Facility and set forth the entire understanding of the parties with respect thereto.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Bankruptcy Court or, if such court denies jurisdiction or the Company elects not to file cases under the Bankruptcy Code, then any state or Federal court sitting in the Southern District of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive (to the extent permitted by applicable law) any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive (to the extent permitted by applicable law) trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder.
The Commitment Parties hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), we are required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify each Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.
The indemnification, fee, expense, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty and your confidentiality provisions contained herein and in the Fee Letter (including without limitation the “Flex” provisions of the Fee Letter) shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) Sections 3, 4, 5 and 7 hereof and (b) confidentiality of the Commitment Letter and Fee Letter and the contents hereof and thereof subject to Section 10 hereof) shall automatically terminate and be superseded by the provisions of the Loan Documents upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Loan Documents have comparable provisions with comparable coverage. You may terminate (on a pro rata basis among the Initial Lenders), all or any portion of, the Initial Lenders’ commitments hereunder at any time subject to the provisions of the preceding sentence (it being understood that any such termination is permanent and, except in connection with any Reduction in accordance with the provisions of Section 1 hereof, the DIP Facility shall be permanently reduced by the amount of any such terminated commitments).
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than the earlier of (a) 9:00 a.m., New York City time, on April 29, 2014 and (b) the time of the filing by the Debtors of their petition or petitions under Chapter 11 of the Bankruptcy Code. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In addition, this Commitment Letter and the commitments hereunder shall expire (a) at 11:59 p.m. (New York City time) on August 28, 2014, unless the Petition Date has occurred prior to such time and (b) (x) at 11:59 p.m. (New York City time) on the date that is ten (10) business days after the Petition Date, unless, prior to that time, the Court shall have entered an order, in form and substance reasonably acceptable to the Consenting Arrangers, approving the payment of the DIP Facility Fee (as defined in the Fee Letter), the Ticking Fee (as defined in the Fee Letter) and to the extent provided for in this Commitment Letter, the reimbursement of the reasonable and documented expenses of the Commitment Parties (including fees and charges and disbursement of counsel) (such order, the “Interim Fee Order”) and (y) if the Interim

Fee Order has been entered by such time, at 11:59 p.m. (New York City time) on the date that is five (5) business days after the Final Order Entry Date, unless, prior to that time, the Closing Date shall have occurred.
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We are pleased to have been given the opportunity to assist you in connection with this important financing.
Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH
By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC.
By:
Name:
Title:

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC.
By:
Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC.
By:
Name:
Title:

BARCLAYS BANK PLC
By:
Name:
Title:

ROYAL BANK OF CANADA
By:
Name:
Title:

UNION BANK, N.A.
By:
Name:
Title:

LOOP CAPITAL MARKETS, LLC
By:
Name:
Title:

THE WILLIAMS CAPITAL GROUP, L.P.
By:
Name:
Title:

Accepted and agreed to as of the date first written above:
ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC
By:
Name:
Title:

Exhibit A
ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC AND EFIH FINANCE, INC.
Summary of Terms and Conditions of the $5.4 Billion
Senior Secured Superpriority Debtor-in-Possession Facility
(“Term Sheet”)
Capitalized terms used but not defined in this Term Sheet will have the meanings set forth in the Commitment Letter to which this Term Sheet is attached (the “Commitment Letter”).

Borrower:
Energy Future Intermediate Holding Company LLC (“EFIH” and EFIH Finance Inc. (“EFIH Finance,” and together with EFIH, the “Borrower”), each as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in jointly administered cases (collectively the “Cases”) in the Bankruptcy Court for District of Delaware (or such other court as may be acceptable to Commitment Parties in their sole discretion, the “Bankruptcy Court”).

Guarantors:
All obligations under the DIP Facility (defined below) and the other Loan Documents (defined below) will be unconditionally guaranteed (collectively, the “Guarantee”) by each subsidiary of the Borrower (each a “Guarantor” and collectively, the “Guarantors” and collectively with the Borrower, the “Debtors”) that may be required to become a guarantor under the definitive documentation of the DIP Facility (the “Loan Documents”).

Oncor Entities and EFCH Entities:
For the avoidance of doubt, Oncor Electric Delivery Holdings Company LLC and its subsidiaries (the “Oncor Entities”) and Energy Future Holdings Corp. and its subsidiaries other than the Borrower and its subsidiaries including the Oncor Entities (the “EFH Entities”) (i) will not be Guarantors under the DIP Facility (it being understood that certain of the EFH Entities will be in jointly administered cases expected to be filed on or prior to the Closing Date in the Bankruptcy Court in respect of other debtors-in-possession financings (the “TCEH DIP Facility”)), and (ii) will not be directly or indirectly restricted in the conduct of their respective businesses by the Loan Documents (whether by application of representations and warranties, affirmative covenants, negative covenants, Events of Default or otherwise) (other than through customary covenants restricting transaction with affiliates, investments and loans).

Prepetition Facilities:	“EFIH Secured Notes”	Approximate Outstanding Principal Amount
	10.00% Senior Secured First Lien Notes due 2020	$3.482 billion
	6.875% Senior Secured First Lien Notes due 2017 (collectively with the 10.00% Senior Secured First Lien Notes due 2020, the “EFIH First Lien Secured Notes”)	$503 million
	11.00% Senior Secured Second Lien Notes due 2021	$406 million
	11.75% Senior Secured Second Lien Notes due 2022 (collectively with the 11.00% Senior Secured Second Lien Notes due 2021, the “EFIH Second Lien Secured Notes”)	$1.75 billion

DIP Facility:
A superpriority non-amortizing term credit facility (the “Term Facility” or the “DIP Facility”) in an aggregate principal amount of $5,400,000,000 (the “Term Commitments” or the “Commitments”). Up to $5,400,000,000 of the Term Facility will be available in connection with Full Availability (defined below) in the form of term loans for the account of the Borrower (“Term Loans”, or the “Loans”). Amounts drawn under the Term Facility may not be re-borrowed once repaid.
It is understood that a portion of the DIP Facility may be provided by (i) the exchange or other roll pursuant to an exchange agreement, restructuring support agreement or other similar document or agreement in respect of your prepetition indebtedness into Term Loans or (ii) other Backstop Commitment (as defined in the Commitment Letter), in each case as contemplated by Section 1 of the Commitment Letter, and all such amounts shall constitute Term Loans under the DIP Facility.
Notwithstanding anything to the contrary contained herein, in the Commitment Letter, or in the Fee Letter, (i) the exchange rate for exchanging (or otherwise rolling such indebtedness into the Obligations) any such prepetition indebtedness (as identified in the Commitment Letter) into Term Loans shall be in the sole discretion of the Borrower, (ii) the Borrower shall be entitled to allocate and give fees (including in the form of OID solely to the extent related to the exchange rate under the Exchange Arrangements and the Upfront OID (as defined in the Fee Letter)) to any such person in its sole discretion, and (iii) neither the Agent, any Joint Lead Arranger shall have any right to consent to the participants (or their allocations) in any Exchange Arrangement or any person providing the Backstop Commitment (subject to the terms in the Commitment Letter).

Purpose/Use of Proceeds:
The proceeds of the DIP Facility will be used, in a manner consistent with the terms of the Budget (defined below) (but not subject to any Budget compliance covenant in respect thereof): (i) first, to pay (w) transaction fees, liabilities and expenses (including all Professional Fees) (defined below) and other administration costs incurred in connection with the Cases and the negotiation, syndication, documentation (including any engagement or commitment letters), execution and closing of the DIP Facility, (x) the refinancing of the EFIH First Lien Secured Notes (as contemplated on Annex I) (including through the exchange or other roll of EFIH First Lien Secured Notes into Term Loans), and (y) Settlement Payments (as defined below), and (ii) second, to finance any and all working capital needs and for any other general corporate purposes, and to comply with any legal and/or regulatory requirements of governmental and quasi-governmental entities of the Debtors, (and, to the limited extent set forth below, of the Specified Affiliates). “Settlement Payments” shall mean amounts paid in accordance with the terms of any exchange agreement or similar document, agreement or arrangement to settle claims (including in respect of principal, interest and premium (if any)) in respect of the EFIH First Lien Secured Notes.

Left Lead DIP Facility Arranger:	Deutsche Bank Securities Inc. (the “Left Lead DIP Facility Arranger”).
Joint Lead Arrangers:
The Left Lead DIP Facility Arranger, Citigroup Global Markets Inc. (“Citi”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Barclays Bank PLC (“Barclays”), RBC Capital Markets (“RBCCM”) and Union Bank, N.A. (“Union Bank” and, together with the Left Lead DIP Facility Arranger, MLPFS, Citi, Morgan Stanley, Barclays and RBCCM, collectively, the “Joint Lead Arrangers”).

Co-Managers:	Loop Capital Markets, LLC (“Loop Capital”) and The Williams Capital Group, L.P. (“Williams Capital”, together with Loop Capital, the “Co-Managers”).
DIP Facility Lenders:	The Lenders under the Term Facility are referred to as the “Term Lenders” or the “Lenders”.
Administrative Agent:	Deutsche Bank AG New York Branch (together with its permitted successors and assigns, the “Administrative Agent” or the “Agent”).
DIP Facility Full Availability:
Upon the Bankruptcy Court’s entry of the Final Order (the “Final Order Entry Date”), the full amount of the Commitments shall be available to the Borrower subject to compliance with the applicable terms, conditions and covenants described in this Term Sheet (the “Full Availability”).

Incremental Facilities:
The Borrower shall be entitled to enter into one or more incremental term loan facilities (the “Junior Incremental Term Facilities” or the “Junior Incremental Facilities”) that will rank junior in right of payment with the DIP Facility and will have the same guarantees as the DIP Facility, and be secured by a lien on the same Collateral securing the DIP Facility that is junior to the lien securing the DIP Facility, in a principal amount not to exceed $3,000,000,000 in the aggregate; provided that:
(i) no Event of Default or event that upon the passage of time, the giving of notice, or both, would become an Event of Default (“Default”) under the Term Facility would exist immediately after giving effect thereto, and the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of the incurrence of each such Junior Incremental Facility (or to the extent such representations and warranties relate to an earlier date, they shall be true and correct in all material respects as of such earlier date);
(ii) such Junior Incremental Facilities may be provided by then existing Lenders or, other persons, provided that no existing Lender will be obligated to provide such Incremental Facilities without its consent;
(iii) the maturity date of such Junior Incremental Facilities shall be no earlier than the maturity date of the Term Facility, and such Incremental Facilities shall require no scheduled amortization prior to the final maturity of the Junior Term Facility;
(iv) the interest rates, interest margins, any rate floors, fees, original issue and other funding discounts and premiums and (subject to clause (iii) above) amortization schedule applicable to such Junior Incremental Facility shall be determined by the Borrower and the lenders thereunder;
(v) no part of the principal amount (including any principal amount arising from PIK interest or fees) of the Junior Incremental Term Facilities shall be required to be repaid in cash; and, subject to the proviso to this clause (v), at the final maturity of each Junior Incremental Term Facility (which shall occur at the exit of the Debtors from the Cases), the principal amount (including any principal amount arising from PIK interest or fees) of the loans under the Junior Incremental Term Facilities shall be converted into equity in accordance with the Plan of Reorganization; provided that nothing in the final documentation for the DIP Facility shall prevent a refinancing and/or repayment of the Junior Incremental Term Facilities at the exit of the Debtors from the Cases if (x) such refinancing and/or repayment occurs after the DIP Facility have been repaid in full in cash and (y) the Plan of Reorganization permits the Borrower to make such repayment and/or incur indebtedness to refinance such Junior Incremental Term Facilities;
(vi) the proceeds of the Junior Incremental Term Facilities shall be used solely to repay in full the EFIH Second Lien Secured Notes and all interest, premium and fees in connection with such repayment;
(vii) the relative priority between the lien securing the Junior Incremental Term Facilities and the lien securing the DIP Facility shall be governed by an intercreditor agreement reasonably satisfactory to the Agent and the Borrower, which intercreditor agreement shall provide that so long as any obligations are outstanding under the DIP Facility, the Agent on behalf of the DIP Facility will control at all times all remedies and other actions related to the Collateral, and that the secured parties under the Junior Incremental Term Facilities will not be entitled to take any action with respect to the Collateral (other than limited actions to preserve and protect the liens securing the Junior Incremental Term Facilities that do not impair the liens securing the DIP Facility);
(viii) except as otherwise set forth above, each Junior Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders providing such Junior Incremental Term Facility; provided that (1) the “baskets” for the covenants and events of default under the Junior Incremental Term Facility will be sized at a cushion reasonably satisfactory to the Agent to the levels of the “baskets” under the corresponding covenants and events of default under the DIP Facility, and (2) to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted or required by clauses (iii) through (vii) above or clause (1) above or with respect to fees and immaterial terms), they shall be reasonably satisfactory to the Administrative Agent; and
(ix) the Final Order Entry Date shall have occurred.

Documentation Principles:
“Documentation Principles” means that (a) except as otherwise expressly set forth herein in this Term Sheet or the Commitment Letter, the terms and conditions of the Loan Documents shall be consistent with the terms and conditions, and in no event more burdensome on the Debtors, than the terms and conditions of TCEH DIP Facility (the “Specified Facility”); (b) the Loan Documents will be prepared on the basis of, and using as precedent, the Specified Facility and its related collateral documents; and (c) generally all terms and conditions (including exceptions, thresholds, baskets, grace periods, cure periods and financial definitions) in the Loan Documents will be consistent with those in the Specified Facility and its related collateral documents and in no event more burdensome on the Debtors, in each case modified solely to the extent (i) required to reflect the express terms and conditions set forth in this Term Sheet and the Commitment Letter, (ii) required to reflect the shorter tenor of the DIP Facility, (iii) required to reflect that the Loan Documents will be for a borrower that is a holding company without any operations, (iv) to account for the existence and continuance of the Cases, the operational needs and requirements of the Borrower, the Guarantors and the Specified Affiliates (defined below) between the Petition Date and the Maturity Date (including as set forth in the last two paragraphs of “Negative Covenants” below) and to include provisions applicable to debtor-in-possession facilities generally (including (subject to the last two paragraphs of “Negative Covenants” below) customary changes to be mutually agreed with respect to additional restrictions on indebtedness, liens, restricted payments, asset sales and investments in persons that are not subsidiaries of the Borrower), and (v) as otherwise agreed by the Borrower.

Budget:
As used in this Term Sheet and in Annex I hereto, “Budget” means the following:
Beginning on the Final Entry Order Date, in the case of the initial Budget delivered as a condition precedent to the occurrence of the Closing Date, a statement of cash sources and uses of all free cash flow for the next full 3-calendar months of the Debtors broken down by month, including the anticipated uses of the DIP Facility for such period, and after such 3-calendar month period, at the end of each fiscal quarter (or, at the election of the Borrower, at the end of each calendar month or such other earlier period as may be agreed).
The Borrower shall also provide on a monthly basis a Budget variance report/reconciliation for each calendar month (delivered no later than the end of the subsequent calendar month), (i) showing a statement of actual cash sources and uses of all free cash flow for the immediately preceding calendar month, noting therein all material variances from values set forth for such historical periods in the most recently delivered Budget, and shall include explanations for all material variances, and (ii) certified as to its reasonableness when made by the Borrower.

Annual Operating Forecast:
Beginning on the date 60 days after the Final Order Entry Date (and no later than December 1, 2014 for the business plan and operating budget covering 2015 and no later than December 1, 2015 for the business plan and operating budget covering 2016), on an annual basis, the approved annual business plan and projected operating budget through the Stated Maturity Date (the “Annual Operating Forecast”), broken down by month, including, without limitation, income statements, balance sheets, cash flow statements, projected capital expenditures, asset sales, a line item for total available liquidity for the period of such Budget, and which shall set forth the anticipated uses of the DIP Facility for such period; the associated underlying assumptions shall be certified by the Borrower as being reasonable when made.
Both the Budget and the Annual Operating Forecast shall provide, among other things, for the payment of the fees and expenses relating to the DIP Facility, ordinary course administrative expenses, bankruptcy-related expenses and working capital, and other general corporate needs; provided, however, that notwithstanding anything to the contrary in this Term Sheet or in any of the Loan Documents, the Professional Fees (defined below) will be due and payable, and will be paid by the Debtors whether or not consistent with the items or amounts set forth in the Budget or the Annual Operating Forecast; and provided, further that under no circumstance will the Budget or the Annual Operating Budget be construed as a cap or limitation on the amount of the Professional Fees due and payable by the Debtors.

Maturity:
The maturity date of the DIP Facility will be (and all Loans and other payment obligations under the DIP Facility shall be repaid in full in cash on) the earliest of (the “Maturity Date”): (i) stated maturity, which shall be twenty-four (24) months from the Closing Date (defined below), subject to a six-month extension on the last day of such 24-month period (the “Stated Maturity Date”) if on such last day (1) no Event of Default is outstanding, (2) a Chapter 11 plan of reorganization for the Debtors (the “Plan of Reorganization”) has been filed, (3) a hearing has been scheduled for the confirmation of such Plan of Reorganization, (4) the Debtors are working in good faith to confirm such Plan of Reorganization, (5) an updated Budget and Annual Operating Forecast have been delivered by the Borrower at least ten days prior to the first day of such extension, which Budget and Annual Operating Forecast demonstrate minimum liquidity sufficient through such additional six-month period plus $150,000,000, (6) the Borrower has paid an extension fee of 25 basis points on the outstanding principal amount of the Term Loans, and (7) the maturity date of each Junior Incremental Facility has simultaneously extended to a date not earlier than the extended Maturity Date (subclauses (1) through (7), the “Extension Conditions”); (ii) the effective date of the Plan of Reorganization; (iii) August 26, 2014 if the Final Order Entry Date shall not have occurred by such date; (iv) the date of the consummation of a sale of all or substantially all of the Debtors’ assets or stock under section 363 of the Bankruptcy Code; and (v) the acceleration of the Loans and termination of the Commitments under any of the DIP Facility, including, without limitation, as a result of the occurrence and continuance of an Event of Default (any such occurrence, the “Maturity Date”); provided, however, that the Maturity Date will occur in any event no later than 30 months from the Closing Date.
Any plan of reorganization or liquidation or confirmation order entered in the Cases shall not discharge or otherwise affect in any way any of the joint and several obligations of the Debtors to the Lenders under the DIP Facility and the Loan Documents, other than after the payment in full and in cash, to the Lenders of all obligations (other than indemnities and other contingent obligations not then due and payable) under the DIP Facility and the Loan Documents on or before the effective date of a plan of reorganization and the termination of the Commitments.

Closing Date:
The date on which the initial portion of the Commitments are made available for borrowings under the DIP Facility (the “Closing Date”), which shall be no later than five (5) business days after the Final Order Entry Date, subject to satisfaction (or waiver) of the applicable conditions precedent set forth herein.

Amortization:	None. For the avoidance of doubt, there will be neither an excess cash flow sweep nor scheduled amortization under the DIP Facility.
Interest Rate and Fees:	As set forth on Annex II.
Borrowing Procedure:
The Term Facility will be available in a single draw on or after the date the Final Order is entered. For the avoidance of doubt, the Borrower shall not be required to draw the full amount of the Term Commitments.
Borrowing requests under the DIP Facility shall be made (i) on three business days’ notice, in the case of Loans bearing interest at a rate based on LIBOR (“LIBOR Loans”) and (ii) on one business day’s notice, in the case of Loans bearing interest based on the Alternate Base Rate (“ABR Loans”).

Currency:	Borrowings will be made in U.S. Dollars. All payments under the DIP Facility will be made without setoff or counterclaim.
Voluntary Prepayments and Commitment Reductions:
To be consistent with the Documentation Principles:
The Borrower may repay outstanding Term Loans and/or reduce the Term Commitments at any time without premium or penalty, including without any make-whole premium, (other than breakage costs, if applicable on the amount of the prepayment or reduction) upon (i) at least three (3) business days’ notice in the case of LIBOR Loans and (ii) one business day’s notice in the case of ABR Loans; provided that in the case of repayment, each partial repayment shall be in an amount of $5,000,000 or multiples of $1,000,000 in excess thereof (or, if less, the outstanding amount of applicable Term Loans), and, each partial reduction shall be in an amount of $5,000,000 or multiples of $1,000,000 in excess thereof (or, if less, the remaining available balance of the relevant Commitment).

Mandatory Prepayments:
The following mandatory prepayments shall be required, subject, in each case, to reinvestment rights, exceptions and mechanics consistent with the Documentation Principles:
Asset Sales: Prepayments of the DIP Facility in an amount equal to 100% of (i) the net cash proceeds of the sale or other disposition by the Oncor Entities (or successors thereof) of assets outside the ordinary course that have been actually distributed to the Borrower and (ii) the net cash proceeds of the sale or other disposition by the Debtors of any property or assets (other than any such proceeds received prior to the date of commencement of the Cases) of the Debtors, other than net cash proceeds of sales or other dispositions of power, capacity, energy, ancillary services and other products, inventory and services or contracts related to any of the foregoing (in each case, whether in physical, financial or other form), any dispositions between the Debtors, any dispositions consisting of leases and sub-leases and any other sales or dispositions in the ordinary course of business or consistent with past practice, and subject, in each case of clauses (i) and (ii), to any exceptions to be mutually agreed on in the Loan Documents consistent with the Documentation Principles.
Insurance Proceeds: Prepayments of the DIP Facility in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of the Debtors (other than any such proceeds received prior to the date of commencement of the Cases), with restrictions to be mutually agreed, and subject to exceptions to be mutually agreed on in the Loan Documents consistent with the Documentation Principles.

Priority/Security:
All obligations of the Debtors to the Agent and the Lenders (such persons, collectively, the “DIP Secured Parties”) under the Loan Documents (the “Obligations”), including all Loans made under the DIP Facility, shall, subject to the Carve-Out (defined below), at all times:
(i) pursuant to Bankruptcy Code section 364(c)(1), be entitled to joint and several superpriority administrative expense claim status in the Cases, on a pari passu basis;
(ii) pursuant to Bankruptcy Code section 364(c)(2), be secured by the following:
a perfected first-priority lien on substantially all now owned or hereafter acquired assets of the Debtors and the proceeds thereof, and a perfected lien on such assets in each case to the extent such assets constitute “Collateral” (including the “Security Collateral” (including the Equity Interests in Oncor Electric Delivery Holdings Company LLC) and the “Account Collateral”, as each such term is defined in the Pledge Agreement dated as of November 16, 2009 (as amended, amended and restated, supplemented or otherwise in effect from time to time) between EFIH, the other Pledgors party thereto, and the Bank of New York Mellon Trust Company N.A. as collateral trustee) for purposes of the Collateral Trust Agreement dated as of November 16, 2009 (as amended, amended and restated, supplemented, modified or otherwise in effect from time to time, the “EFIH Collateral Trust Agreement”) among EFIH, The Bank of New York Mellon Trust Company, N.A. as First Lien Trustee, the other Secured Debt Representatives from time to time party thereto, and The Bank of New York Mellon Trust Company N.A. as Collateral Trustee (to be defined consistent with the Documentation Principles) the (“Collateral”); provided, however, that the

Collateral will not secure any actual or purported Obligation (including pursuant to any guarantee or grant of security) with respect to any “swap” (as defined under the Commodity Exchange Act) (after giving effect to keepwell agreements in the Loan Documents) entered into by the Borrower or any Guarantor thereof that is not an “eligible contract participant” (as such term is defined in the Commodity Exchange Act) at the time such “swap” Obligation is incurred, or in the case of an Obligation resulting from a guarantee (or grant of security) at the later of the time such guarantee (or grant of security) is entered into and the time such “swap” obligation being guaranteed (or secured) is incurred; provided, further that the Collateral shall exclude the Debtors’ claims and causes of action under Chapter 5 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code (collectively, the “Avoidance Actions”), but subject only to, and effective upon, entry of the Final Order, shall include any proceeds or property recovered, unencumbered or otherwise the subject of successful Avoidance Actions, whether by judgment, settlement or otherwise. For the avoidance of doubt, Collateral will also exclude the following: (a)  those assets over which the granting of security interests in such assets would be prohibited by contract (other than any in respect of any of the Prepetition Facilities), applicable law or regulation or the organizational documents of any non-wholly owned subsidiary (including permitted liens, leases and licenses), or to the extent that such security interests would result in adverse tax or accounting consequences as determined in good faith by the Borrower, (b) those assets as to which the Administrative Agent and the Borrower reasonably determine that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit for the Lenders of the security to be afforded thereby, (c) assets in respect of which the granting or perfection of a lien would violate any applicable law or regulation (including regulations adopted by FERC, the Public Utility Commission of Texas and/or the Nuclear Regulatory Commission), and (d) other exceptions (i) to be mutually agreed or (ii) that are usual and customary for facilities of this type for affiliates of the Borrower will not constitute “Collateral”; provided, however, notwithstanding anything to the contrary contained herein, to the extent the security interest in such Collateral may be perfected by the entry of the Final Order, neither the Borrower nor any Guarantor shall be required to obtain, provide or execute any mortgage or control agreement in favor of the Agent or any other DIP Secured Party with regard to any Collateral nor shall the Borrower or any Guarantor be required to obtain a certificate of title evidencing the security interest of the Agent or any other Secured Party with respect to any Collateral;

in each case, to the extent that such Collateral is not subject to valid, perfected and non-avoidable liens as of the commencement of the Cases;
(i) pursuant to Bankruptcy Code section 364(c)(3), be secured by the following:
a perfected lien on all Collateral;
to the extent that such Collateral is subject to valid, perfected and non-avoidable liens in favor of third parties in existence at the time of the commencement of the Cases or to valid liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (other than property that is subject to the existing liens that secure the obligations under any of the Existing Primed Secured Facilities referred to below, which liens shall be primed by the liens securing the DIP Facility described in such clause, subject to such liens in favor of such third parties); and
(ii) pursuant to Bankruptcy Code section 364(d), be secured by the following:
a perfected priming first-priority lien on all Collateral, and to the extent that such Collateral is subject to valid, perfected and non-avoidable liens in favor of third parties as of the commencement of the Cases that secure the obligations of the Borrower and the Guarantors under or in connection with each of the Prepetition Facilities that are secured (collectively the “Existing Primed Secured Facilities”);
subject, in each case, to the Carve Out.
All liens securing the Obligations, the 507(b) Claim (as defined below) and any and all forms of adequate protection, liens or claims securing the Obligations and other prepetition obligations, including the liens and security interests granted to the respective noteholders and other secured parties pursuant to and in connection with the Existing Primed Secured Facilities (the “Existing Primed Creditors”) (including all security agreements, mortgages, pledge agreements, and other security documents executed by any of the Debtors in favor of the agents under the Existing Primed Secured Facilities, for its benefit and for the benefit of any secured party under the Existing Primed Secured Facilities), shall be subject and subordinate to the Carve Out.

All liens securing the Obligations, the 507(b) Claim (as defined below) and any and all forms of adequate protection, liens or claims securing the Obligations and other prepetition obligations, including the liens and security interests granted to the respective noteholders and other secured parties pursuant to and in connection with the Existing Primed Secured Facilities (the “Existing Primed Creditors”) (including all security agreements, mortgages, pledge agreements, and other security documents executed by any of the Debtors in favor of the agents under the Existing Primed Secured Facilities, for its benefit and for the benefit of any secured party under the Existing Primed Secured Facilities), shall be subject and subordinate to the Carve Out.
The “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order or otherwise, all unpaid fees and expenses (the “Professional Fees”) incurred by persons or firms (“Debtor Professionals”) retained by the Debtors pursuant to section 327, 328 or 363 of the Bankruptcy Code and any official committee of unsecured creditors (the “Committee” and, together with the Debtor Professionals, the “Professional Persons”) appointed in the Cases pursuant to section 1103 of the Bankruptcy Code at any time before or on the first Business Day following delivery by the Agent of a Carve Out Trigger Notice (defined below), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Professional Fees of Professional Persons in an aggregate amount not to exceed $25,000,000 incurred after the first Business Day following delivery by the Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the Agent to the Debtors, their lead restructuring counsel, the United States Trustee, and lead counsel to the Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

On the day on which a Carve Out Trigger Notice is given by the Agent to the Debtors, the Carve Out Trigger Notice shall constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Professional Fees. The Debtors shall deposit and hold such amounts in a segregated account at the Agent in trust to pay such then unpaid Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims. The Debtors shall deposit and hold such amounts in a segregated account at Agent in trust to pay such Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post‑Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims. All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (ii) through (iii) of the definition of Carve Out set forth above, but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre‑Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Agent for the benefit of the Lenders, unless the Obligations have been paid in full, in which case any such excess shall be paid to the lenders under the Existing Primed Secured Facilities in accordance with their rights and priorities as of the Petition Date. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above, and then, to the extent the Post‑Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Agent for the benefit of the Lenders, unless the Obligations have been paid in full, in which case any such excess shall be paid to the lenders under the Existing Primed Secured Facilities in accordance with their rights and priorities as of the Petition Date.

Notwithstanding anything to the contrary in the Loan Documents, the Final Order, following delivery of a Carve Out Trigger Notice, the Agent and the agents under the Existing Primed Secured Facilities shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the Agent for application in accordance with the Loan Documents.
Further, notwithstanding anything to the contrary herein, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute Loans or increase or reduce the Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Professional Fees shall not affect the priority of the Carve Out and (iii) in no way shall the Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Professional Fees due and payable by the Debtors. The Debtors shall not assert or prosecute, and no portion of the proceeds of the DIP Facility, the Collateral, or the Carve Out, and no disbursements set forth in the Budget, shall be used for the payment of professional fees, disbursements, costs or expenses incurred by any person in connection with (a) preventing, hindering or delaying any of the Agent’s or the Lenders’ enforcement or realization upon any of the Collateral once an Event of Default has occurred and is continuing and after the Remedies Notice Period, (b) objecting or challenging or contesting in any manner, or raising any defenses to, the validity, extent, amount, perfection, priority, or enforceability of any of the Obligations, the liens securing the DIP Facility, or any other rights or interest of any of the Agent or the Lenders, or (c) asserting, commencing or prosecuting any claims or causes of action, including, without limitation, any actions under Chapter 5 of the Bankruptcy Code, against the Agent, any Lender or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors and employees.
The liens on the Collateral securing the Existing Primed Secured Facilities shall be junior and subordinate to the Carve Out and the liens securing the DIP Facility. All of the liens described herein shall be effective and perfected as of the Final Order Entry Date and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements.

Representations and Warranties:
Each of the Debtors under the DIP Facility will make only the following representations and warranties, consistent with the Documentation Principles and (for the avoidance of doubt) each as modified as necessary to reflect the commencement of the Cases and events leading up to and following commencement:
Financial statements; no Material Adverse Event since the Petition Date; existence and good standing, authorization and validity; compliance with law; corporate power and authority; due authorization, execution, delivery and enforceability of Loan Documents; no conflict with law, organizational documents, unstayed orders and decrees or post-petition material contractual obligations; no material unstayed litigation; no default; ownership of property; intellectual property; taxes; insurance; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; OFAC; FCPA; Patriot Act; anti-terrorism laws and anti-money laundering laws; effectiveness of the Final Order; creation, validity, perfection and priority of lien securing the DIP Facility; and accuracy of disclosure. Notwithstanding anything in this Term Sheet or any Loan Document to the contrary, the Debtors will not provide any representation or warranty concerning solvency.
As used herein and in the Loan Documents, a “Material Adverse Event” shall mean any circumstance or conditions affecting the business, assets, operations, properties or financial condition of the Borrower and its subsidiaries taken as a whole, that would individually or in the aggregate, materially adversely affect the ability of the Debtors (taken as a whole) to perform their payment obligations under the Loan Documents to which they are a party, or the rights and remedies of the Agent and the Lenders under the Loan Documents (other than, in each case, as a result of the events leading up to, and following commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the continuation and prosecution thereof, including circumstances or conditions resulting from, or incidental to, such events, commencement, continuation and prosecution, which shall not individually or in the aggregate constitute a Material Adverse Event), and provided that nothing disclosed in any of the following filings by EFIH and/or EFH (1) the Annual Report on Form 10-K for the year ended December 31, 2013, as filed on the date of the Commitment Letter (to the extent substantially the same in form and substance as the version provided to the Left Lead DIP Facility Arranger at least 2 days prior to the date of the Commitment Letter), (2) any filings on Form 8-K made through the date of the Commitment Letter and/or (3) any disclosure statement related to any plan of reorganization or liquidation of Debtors provided to the Joint Lead Arrangers on or prior to the date of the Commitment Letter, shall, in any case, in and of itself and based solely on facts as disclosed therein (without giving effect to any developments not disclosed therein) constitute a Material Adverse Event.

Covenants:

- Affirmative Covenants:
Each of the Debtors under each of the DIP Facility (solely with respect to itself and each of the other Debtors and restricted subsidiaries) will agree only to the following affirmative covenants (consistent with, in each case, the Documentation Principles):
(a) delivery of (i) periodic updates of the Budget and monthly variance reports (as described above) and (ii) quarterly and annual financial statements;
(b) delivery of monthly reports with respect to asset sales, cost savings, and other matters reasonably requested by the Agent;
(c) delivery to the Agent and its legal counsel, at least 2 business days in advance of filing with the Bankruptcy Court, of all proposed “first day” pleadings and proposed orders, which must be in form and substance reasonably satisfactory to the Agent (but in the case of the order governing cash management and any order governing adequate protection, shall be satisfactory in form and substance to the Agent);
(d) delivery to the Agent and its legal counsel, as soon as practicable in advance of filing with the Bankruptcy Court, of any plan or reorganization or liquidation and/or any disclosure statement related to such plan, which must be in form and substance reasonably satisfactory to the Agent; provided, however, that with respect to provisions of the plan of reorganization and/or any disclosure statement that relate to payment of the DIP Facility, such provisions must be in form and substance satisfactory to the Agent;
(e) delivery to the Agent as soon as practicable in advance of filing with the Bankruptcy Court of the Final Order (which must be in form and substance satisfactory to the Agent) and all other proposed material orders and pleadings related to the DIP Facility (which must be in form and substance reasonably satisfactory to the Agent), any plan of reorganization or liquidation, and/or any disclosure statement related to such plan;
(f) file with the Bankruptcy Court a plan of reorganization and a disclosure statement relating thereto, each in form and substance reasonably satisfactory to the Agent, within 18 months after the Petition Date; provided, however, that with respect to provisions of the plan of reorganization and/or any disclosure statement that relate to payment of the DIP Facility, such provisions must be in form and substance satisfactory to the Agent;

(g) maintenance of cash management system in accordance with the orders entered in the Cases, which orders shall be in form and substance satisfactory to the Agent; and the Borrower shall maintain its own bank accounts and not otherwise commingle cash with Energy Future Holdings Corp. or any of Energy Future Holdings Corp.’s other subsidiaries other than subsidiaries of the Borrower;
(h) contest, if requested by the Agent, any motion seeking entry of an order, and entry of an order, that is materially adverse to the interests of the Agent or the Lenders or their respective material rights and remedies under the DIP Facility in any of the Cases;
(i) additional reporting requirements reasonably requested by the Agent, including, without limitation, with respect to litigation, contingent liabilities, Defaults, ERISA, environmental liabilities and Material Adverse Events;
(j) reasonable access to information (including historical information) and personnel (during normal business hours), including, regularly scheduled meetings as mutually agreed with senior management of the Borrower and other company advisors (during normal business hours), and a subset of the Agent shall be provided with access to all information it shall reasonably request and to other internal meetings regarding strategic planning, cash and liquidity management, operational and restructuring activities;
(k) if not already obtained, commercially reasonable efforts to obtain ratings from each of Moody’s and Standard & Poor’s as soon as reasonably practicable following the Closing Date; and
(l) only such additional affirmative covenants (as modified to account for the commencement and continuance of the Cases and other express provisions in this Term Sheet) as are consistent with the Documentation Principles.

- Negative Covenants:
Each of the Debtors under each of the DIP Facility (solely with respect to itself and each of the other Debtors and restricted subsidiaries) will agree only to the following negative covenants, consistent with, in each case, the Documentation Principles:
(a) prohibition on creating or permitting to exist any liens on any assets, other than liens securing the DIP Facility and any permitted liens consistent with the Documentation Principles (which liens shall include, among others, scheduled liens in existence on the Closing Date) and other liens described in “Priority/Security” above;
(b) prohibition on creating or permitting to exist any other superpriority claim that is pari passu with or senior to the claims of the Lenders under the DIP Facility, except for the Carve-Out and liens securing the Obligations;
(c) prohibition on making adequate protection payments to, or otherwise providing adequate protection for, creditors under any of the Prepetition Facilities other than as provided for in this Term Sheet and contained in the Final Order and/or any cash collateral order approved by the Agent;
(d) prohibition on the use of proceeds of the DIP Facility for purposes other than those described in this Term Sheet and contained in the Final Order;
(e) limitations on disposing of assets (including, without limitation, any sale and leaseback transaction and any disposition under Bankruptcy Code section 363);
(f) prohibition on modifying or altering in any material manner the nature and type of its business (taken as a whole) except as required by the Bankruptcy Code or orders entered by the Bankruptcy Court;
(g) prohibition on prepaying prepetition Indebtedness, except as expressly provided for in the Loan Documents or pursuant to “first day” or other orders entered by the Bankruptcy Court upon pleadings in form and substance reasonably satisfactory to the Agent;
(h) prohibition on consenting to the termination or reduction of the Debtors’ exclusive plan filing and plan solicitation periods under section 1121 of the Bankruptcy Code (the “Exclusivity Periods”) or failing to object to any motion by a party in interest (other than a Lender or the Agent) seeking to terminate or reduce the Exclusivity Periods, in each case without the prior written consent of the Agent; and
(i) such additional negative covenants (as modified to account for the commencement of the Cases and other express provisions in this Term Sheet or the Commitment Letter) as are consistent with the Documentation Principles.
It is understood that transactions (including any payments to affiliates) under the ordinary course cash management system, including pursuant to any shared services or similar agreement (“Shared Services Agreement”) and any tax sharing agreements (“Tax Sharing Agreements”), any sublease of property from any Specified Affiliate to the Borrower or any of its restricted subsidiaries (“Property Subleases”) and certain other agreements or arrangements to be agreed to, each as in effect on the date of the Commitment Letter (and as amended, supplemented or modified in a manner that is not materially adverse to the interests of the Lenders in their capacity as such) and/or contemplated in the Initial Budget or any other Budget that has been approved by the Agent from time to time (if any) in respect of any applicable period will in any event be permitted by the Loan Documents (as and when the Borrower and/or Guarantors elect to make such performance in their respective discretion); provided, further that failure to comply with any such agreements shall not constitute a Default or Event of Default under the Loan Documents.

The DIP Facility will include exceptions from the relevant covenants allowing for investments and/or restricted payments (in the form of intercompany loans, intercompany funding or otherwise) and transactions with affiliates between the Borrower, any of its subsidiaries, and the Specified Affiliates pursuant to which the Borrower may (in its discretion) perform intercompany transactions under the ordinary course cash management system (including pursuant to the Shared Services Agreement, any Tax Sharing Agreements, or Property Sublease and certain other agreements or arrangements to be agreed to) to, the Specified Affiliates, to finance general corporate purposes of the Specified Affiliates during the pendency of the Cases.
“Specified Affiliates” means, collectively, the following affiliates of the Borrower: EFH Corporate Services Company and Energy Future Holdings Corp.

- Financial Covenants:	Minimum liquidity (to be defined as unrestricted cash) of $150 million at all times.
Events of Default:
The occurrence and continuance of any of the following events shall constitute an Event of Default under the DIP Facility (consistent, in each case, with the Documentation Principles):
(a) (i) the Final Order Entry Date shall not have occurred on or prior to the date that is one hundred and ten (110) days after the date of the Commitment Letter or (ii) the Term Facility shall not have been funded in full within ten (10) days of the Final Order Entry Date;
(b) Any of the Cases shall be dismissed or converted to a Chapter 7 Case;
(c) A trustee, receiver, interim receiver, receiver or manager shall be appointed in any of the Cases, or a responsible officer or an examiner with enlarged powers shall be appointed in any of the Cases (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4));
(d) Any other superpriority administrative expense claim or lien (other than the Carve-Out) which is pari passu with or senior to the claims or liens of the Agent or the Lenders under the DIP Facility shall be granted in any of the Cases without the prior written consent of the Agent;
(e) The Bankruptcy Court shall enter an order granting relief from the automatic stay to (i) any creditor or party in interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any equity interest in any of the Oncor Entities held by any of the Debtors or (ii) any creditor or party in interest with a value in excess of $25,000,000 to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Debtors (other than assets described in clause (i)) that have an aggregate value in excess of $25,000,000;
(f) The Borrower shall default in the payment of (i) principal on the Loans when due; or (ii) interest or fees and such default shall continue for more than five (5) days;
(g) Any representation or warranty made or deemed made by any Debtor in any Loan Document shall prove untrue in any material respect on the date as of which it is made or deemed made;
(h) The Debtors shall default (i) in the observance of any negative covenant (and certain specified affirmative covenants consistent with the Documentation Principles) in the Loan Documents, (ii) in the observance of the Financial Covenant; or (iii) in the observance of any other covenant, term or condition not otherwise specified herein which default continues for more than 30 days after receipt of notice to the Borrower from the Agent or the Requisite Lenders (defined below);

(i) An order shall be entered reversing, supplementing, or staying for a period of five (5) business days or more, vacating or otherwise modifying the Interim Fee Order or the Final Order in a manner that is adverse to the interests of the Agent or the Lenders, or any of the Debtors shall apply for authority to do so, without the prior written consent of the Agent or the Requisite Lenders, or the Interim Fee Order or the Final Order with respect to the DIP Facility shall cease to be in full force and effect;
(j) An order shall be entered amending in a manner that is adverse in any material respect to the interests of the Lenders the Interim Fee Order or the Final Order without the consent of the Lenders;
(k) Any judgments that are in the aggregate in excess of $25,000,000 as to any post-petition obligation that is allowed as an administrative expense claim against the Debtors shall be rendered against the Debtors and the enforcement thereof shall not be stayed (by operation of law, the rules or orders of a court with jurisdiction over the matter or by consent of the party litigants, in each case, to the extent not paid or covered by insurance provided by a carrier not disputing coverage) or there shall be rendered against the Debtors a non-monetary judgment with respect to a post-petition event that causes or is reasonably expected to cause a Material Adverse Event;
(l) Any Debtor makes any material payments relating to prepetition obligations (including any “adequate protection” payments) other than in accordance with a “first day” order, the Interim Fee Order, the Final Order, or as otherwise agreed to by the Agent;
(m) A plan shall be confirmed in any of the Cases that does not provide for termination of the Commitments under the DIP Facility and the indefeasible payment in full in cash of the Obligations (other than indemnities and other contingent obligations not then due and payable) on the effective date of such plan;
(n) The Final Order shall cease to create a valid and perfected lien on the Collateral;
(o) (i) Any Debtor shall file a motion or pleading or commence a proceeding that would reasonably be expected to result in a material impairment of any of the Lenders’ material rights or interests in their capacities as Lenders under the DIP Facility or (ii) a determination by a court with respect to a motion, pleading or proceeding brought by another party that results in such an impairment;
(p) Any Loan Document or any material provision thereof shall cease to be effective (other than in accordance with its terms);

(q) Any of the Debtors shall fail to comply with the Interim Fee Order or the Final Order in any material respect;
(r) The Bankruptcy Court shall enter an order approving any claims for recovery of amounts under section 506(c) of the Bankruptcy Code or otherwise arising from the preservation of any Collateral;
(s) The Bankruptcy Court shall enter a final non-appealable order that is adverse in any material respect to the interests (when taken as a whole) of the Agent or the Lenders or their respective material rights and remedies in their capacity as such under the DIP Facility in any of the Cases;
(t) The Borrower shall default on payment due or there shall be any event of default the effect of which is to accelerate or permit acceleration with respect to material indebtedness (threshold to be agreed) incurred after the Petition Date provided, that notwithstanding anything in the foregoing to the contrary, this section shall not apply with respect of make-whole payments or premiums in respect of indebtedness;
(u) The Loan Parties or any of their subsidiaries, or any person claiming by or through the Loan Parties or any of their subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any of the Agent or the Lenders in each case relating to the DIP Facility;
(v) Any Debtor shall file any pleading seeking, or otherwise consenting to, or shall support or acquiesce in any other person’s motion as to any matter set forth in clause (a), (b), (c), (d), (e), (i), (j), (k), (l), (m), (n), (o), (r), (s), or (u) above; and
(w) Such additional events of default (as modified to account for the commencement of the Cases and other express provisions in this Term Sheet or the Commitment Letter]) as are consistent with the Documentation Principles (with the change of control definition to be agreed).
Notwithstanding anything to the contrary contained herein, any Event of Default under the Loan Documents, and any or similarly defined term under any Loan Document, other than any Event of Default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to be “continuing” if the events, act or condition that gave rise to such Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist.
Upon the enforcement of remedies after acceleration of the Loans as a result of an Event of Default, proceeds of other Collateral will be paid: first, to holders of any then outstanding obligations under the Carve Out (if any), up the amount thereof; and then, to the holders of the Obligations

Rights and Remedies Upon Event of Default:
Upon the occurrence of an Event of Default and following the giving of five calendar days’ notice to the Debtors (the “Remedies Notice Period”), the Agent, on behalf of the Lenders, may (and at the direction of the Requisite Lenders, shall) exercise all rights and remedies provided for in the Loan Documents and may declare (i) the termination, reduction or restriction of any further Commitment to the extent any such Commitment remains, (ii) all Obligations to be immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Debtors, and (iii) the termination of the Loan Documents as to any future liability or obligation of the Agent and the Lenders, but without affecting any of the liens securing the DIP Facility or the Obligations.
During the Remedies Notice Period, the Debtors may continue to use cash collateral in the ordinary course of business, consistent with past practices and the most recently delivered Budget, but may not enter into, or seek approval of, any transactions or arrangements (including, without limitation, the incurrence of indebtedness or liens, investments, restricted payments, asset sales or transactions with non-Debtor affiliates) that are not in the ordinary course of business. Unless the Bankruptcy Court orders otherwise during the Remedies Notice Period, at the end of the Remedies Notice Period, the Debtors shall no longer have the right to use or seek to use cash collateral, the automatic stay pursuant to section 362 of the Bankruptcy Code shall be automatically terminated without further notice to or order of the Bankruptcy Court, and the Agent shall be permitted to exercise all rights against the Collateral in accordance with the Loan Documents and the Final Order, as applicable, and shall be permitted to satisfy the Obligations, without further order or application or motion to the Bankruptcy Court and without restriction or restraint by any stay under section 362 or 105 of the Bankruptcy Code. Notwithstanding anything herein to the contrary, the automatic stay pursuant to section 362 of the Bankruptcy Code shall be automatically terminated for the purposes of giving any notice contemplated hereunder.
During the Remedies Notice Period, any party in interest shall be entitled to seek an emergency hearing with the Bankruptcy Court solely for the purpose of contesting whether an Event of Default has occurred and/or is continuing, and the Debtors waive their right to, and shall not be entitled to seek relief, including without limitation, under section 105 of the Bankruptcy Code, to the extent that such relief would in any way impair or restrict the rights and remedies of the Agent, on behalf of the Lenders, set forth in the Interim Fee Order, the Final Order, or the Loan Documents.
The delay or failure to exercise rights and remedies under the Interim Fee Order, the Final Order or the Loan Documents by the Agent, on behalf of the Lenders, shall not constitute a waiver of such Agent’s rights thereunder or otherwise, unless any such waiver is pursuant to a written instrument executed in accordance with the terms of the applicable Loan Documents.

Conditions to Full Availability:	The obligation to provide Loans up to the full amount of the Commitments shall be subject to the satisfaction or waiver of the conditions precedent listed on Annex I attached hereto.

Assignments and Participations:
Subject in each case to the Documentation Principles, each Lender may assign all or any part of the Term Facility to one or more affiliates, banks, financial institutions or other entities, in each case, with the prior written consent of the Borrower (unless such an assignment is being made to a Lender, an affiliate of a Lender, or an approved fund of such Lender or its affiliate) and the Agent (unless such an assignment is being made to a Lender, an affiliate of a Lender or an approved fund of such Lender or its affiliate) (in each case, not to be unreasonably withheld, conditioned or delayed); provided, however, that under no circumstances will assignments be made to a Disqualified Institution (defined below), and that the consent of the Borrower will not be required during the continuance of an Event of Default. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents.
The Lenders will also have the right to sell participations (other than to Disqualified Institutions), subject to customary limitations on voting rights, in the DIP Facility.
“Disqualified Institutions” means (a) any company engaged principally in the business of energy or power generation and/or transmission as identified in writing to the Agent by the Company from time to time, (b) any company whose principal business is that of an energy or power merchant as identified in writing to the Agent by the Company from time to time, (c) any financial institution identified in writing to the Joint Lead Arrangers by the Borrower on or prior to the date of the Commitment Letter (including any such person’s affiliates that are clearly identifiable on the basis of such affiliates’ names) and (d) a “defaulting” Lender (as described below). The list of Disqualified Institutions shall be posted for the benefit of the Lenders. Upon the identification in writing by the Borrower to the Agent of any additional Disqualified Institutions pursuant to clause (a) or (b) above, the Agent shall promptly post such addition to the list to the Lenders; provided that any additional person so identified shall not be deemed a Disqualified Institution until such time as such addition to the list is posted to the Lenders.

Requisite Lenders:
Voting with respect to the DIP Facility will be done solely by the Lenders. The vote of Lenders holding more than 50% of total Commitments under the DIP Facility (or if no Commitments are outstanding, total exposure) (the “Requisite Lenders”) shall be required to amend, waive or modify any terms and conditions of the DIP Facility (with customary exceptions consistent with the Documentation Principles where only the consent of the relevant Agent will be required), except that with respect to matters relating to, among others, the reduction in, or compromise of payment rights with respect to, principal or interest rates, extension of maturity (it being understood and agreed that a waiver or amendment of the Extension Conditions (other than the Extension Conditions set forth under clauses (1) (solely with respect to a payment Event of Default) and (6) of the definition thereof, which will be subject to the consent of each Lender) will be subject to Requisite Lender consent) or scheduled date of payment of any interest or fees due, release of material guarantees and/or liens granted on all or substantially all of the Collateral (other than guarantees, liens, or Collateral subject to permitted dispositions, permitted mergers, consolidations, reorganizations, etc.) and reduction in voting thresholds, the consent of the Lenders holding 100% of total Commitments (or if no Commitments are outstanding, total exposure) directly and adversely affected thereby will be required, except that the Commitment of a Lender may not be increased without such Lender’s consent.

Defaulting Lenders:
The Loan Documents will contain customary provisions (but consistent in any event with the Documentation Principles) relating to “defaulting” Lenders (including provisions relating to the suspension of voting rights and rights to receive fees, and the termination or assignment of Commitments and Loans held by “defaulting” Lenders at par).

Taxes:
Consistent in each case with the Documentation Principles, the Loan Documents shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (including in respect of Dodd-Frank and Basel III) and (b) indemnifying the Lenders for “breakage costs” incurred in connection with any prepayment of a LIBOR Loans on a day other than the last day of an interest period with respect thereto.
In connection with any proposed amendment, waiver or other modification to the DIP Facility (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent to such Proposed Change of all Lenders whose consent is required is not obtained, but the consent of Lenders with a majority of the Loans held by the applicable group of Lenders is obtained (any such Lender whose consent is required but is not obtained, a “Non-Consenting Lender”), then the Borrower may, at its sole expense, upon notice to such Non-Consenting Lender and the Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to all restrictions otherwise applicable to assignments), all its interests, rights and obligations under the DIP Facility to an assignee that shall assume such obligations or terminate such Non-Consenting Lender’s commitments; provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts then due and owing to it under the DIP Facility from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

Indemnity; Expenses:
The Loan Documents will provide, in each case to the extent consistent with the Documentation Principles, that the Borrower shall indemnify, pay and hold harmless the Agent, the Joint Lead Arrangers, and the Lenders and their affiliates (and their respective controlling persons, directors, officers, partners, employees, agents, advisors and other representatives (collectively the “Related Parties”)) (each, an “Indemnified Person”) against any loss, claim, damage, liability, or expense incurred in respect of the DIP Facility contemplated hereby or the use of proceeds thereof or the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such Proceedings are brought by any Debtor, its equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person promptly following written demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (except, in the case of any Indemnified Person, to the extent resulting (i) from the gross negligence, bad faith or willful misconduct of such Indemnified Person (or its Related Parties), in each case as determined in a final non-appealable judgment of a court of competent jurisdiction, (ii) from a dispute solely among Indemnified Persons other than any claims against any Indemnified Person in its capacity or in fulfilling its role as an Agent or Joint Lead Arranger or any similar role under the DIP Facility and other than any claims arising out of any act or omission on the part of the Borrower or the other Debtors or (iii) from any material breach of the Loan Documents by such Indemnified Person (or its Related Parties), as determined in a final non-appealable judgment of a court of competent jurisdiction) and (b) the Borrower shall reimburse within 10 days of written demand (together with reasonably detailed supporting documentation) the Agent, the Lenders and the Joint Lead Arrangers for their reasonable and documented out-of-pocket expenses incurred in connection with the negotiation, documentation, syndication and administration of the DIP Facility, any amendments or waivers with respect thereto, any Event of Default in respect of the DIP Facility and any exercise of remedies in respect thereof (including reasonable and documented out-of-pocket prepetition and post-petition fees, charges and disbursements of legal counsel, financial advisors and third-party appraisers and consultants advising the Agent incurred in connection with the Agent’s participation in the Cases, limited in the case of legal counsel to one primary counsel (and (i) appropriate local counsel in applicable foreign and local jurisdictions, but limited to one local counsel in each such jurisdiction, (ii) appropriate regulatory counsel and (iii) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected indemnified persons similarly situated)); provided, however, that the Debtors shall promptly provide copies of invoices received on account of fees and expenses of the professionals retained as provided for in the DIP Documents to counsel to the Committee and the United States Trustee, and the Bankruptcy Court shall have exclusive jurisdiction over any objections raised to the invoiced amount of the fees and expenses proposed to be paid, which objections may only be raised within ten days after receipt thereof. In the event that within ten days from receipt of such invoices the Debtors, the United States Trustee or counsel to the Committee raise an objection to a particular invoice, and the parties are unable to resolve any dispute regarding the fees and expenses included in such invoice, the Bankruptcy Court shall hear and determine such dispute; provided, that payment of invoices shall not be delayed based on any such objections and the relevant professional shall only be required to disgorge amounts objected to upon being “so ordered” pursuant to a final order of the Bankruptcy Court.

Governing Law and Jurisdiction:
The Loan Documents will provide that the Debtors and the Lenders will submit to the exclusive jurisdiction and venue of the Bankruptcy Court, or in the event that the Bankruptcy Court does not have or does not exercise jurisdiction, then in any state or federal court of competent jurisdiction in the Southern District of New York and shall waive any right to trial by jury. New York law shall govern the Loan Documents.

Miscellaneous:	The terms and conditions of the Interim Fee Order and Final Orders (e.g. 506(c) waivers, marshaling, and successors and assigns) to be mutually agreed.
Counsel to the Joint Lead Arrangers and the Agent:	Shearman & Sterling LLP

Annex I
ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC AND EFIH FINANCE, INC.
Summary of Conditions Precedent to the DIP Facility

1.	Interim Fee Order/Final Order/Bankruptcy Matters

(a)
The Bankruptcy Court shall have entered, upon motion in form and substance satisfactory to the Left Lead DIP Facility Arranger, an interim order in form and substance satisfactory to the Left Lead DIP Facility Arranger (the “Interim Fee Order”) as to the DIP Facility Fee, the Ticking Fee and the reimbursement of documented expenses of the Commitment Parties (including fees, charges and disbursements of counsel), no later than ten (10) business days after the date of commencement of the Cases, (a) approving and authorizing the Debtors to satisfy such fees when due under, to the extent provided in, and in accordance with the Commitment Letter and the Fee Letter; and (b) entitling such fees to administrative expense priority pursuant to section 503(b) of the Bankruptcy Code and ordering that such fees shall be deemed fully earned, indefeasibly paid, irrevocable, and non-avoidable irrespective of whether the Term Loans are approved; provided, however, that for the avoidance of doubt, the Borrower will not pay any amounts authorized under the Interim Fee Order in advance of the Final Order Entry Date unless pursuant to a separate Bankruptcy Court order authorizing the Borrower to use cash collateral.

(b)
No later than the date that is one hundred and ten (110) days after the date of the Commitment Letter, a final order shall have been entered by the Bankruptcy Court in form and substance satisfactory to the Left Lead DIP Facility Arranger (which shall in any case approve the entirety of the Term Facility and the repayment and/or settlement (including via an exchange) in full of the principal amount plus any accrued and unpaid interest of the EFIH First Lien Secured Notes with the proceeds of the Term Loans and Incremental Term Loans) (the “Final Order”) on a motion by the Debtors that is in form and substance satisfactory to the Left Lead DIP Facility Arranger, approving and authorizing on a final basis the matters and containing the other provisions described in this Section 1.

(c)
Neither of the Interim Fee Order nor the Final Order shall have been reversed, modified, amended, stayed or vacated, in the case of any modification or amendment, in a manner, that is adverse to the Lenders, without the consent of the Left Lead DIP Facility Arranger.

(d)
The Final Order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated, and with respect to any modification or amendment, in a manner that is adverse to the Lenders without the consent of the Left Lead DIP Facility Arranger.

(e)	The Debtors shall be in compliance in all material respects with the Interim Fee Order and the Final Order.

(f)
The Cases shall have been commenced in the Bankruptcy Court and all of the “first day orders” and all related pleadings to be entered at the time of commencement of the Cases or shortly thereafter shall have been reviewed in advance by the Left Lead DIP Facility Arranger and shall be reasonably satisfactory in form and substance to the Left Lead DIP Facility Arranger, but in the case of orders relating to cash management and adequate protection, shall be satisfactory in form and substance to the Left Lead DIP Facility Arranger.

(g)
No trustee or examiner with enlarged powers (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4)) shall have been appointed with respect to the operations or the business of the Debtors.

2.	Financial Statements, Budgets and Reports

(a)
The Borrower shall have delivered the Budget to the Agent and the Lenders, which shall be in form and substance reasonably satisfactory to the Agent and the Joint Lead Arrangers, and the Agent and the Joint Lead Arrangers hereby confirm the receipt of the Budget dated April 28, 2014 in form and substance reasonably satisfactory to the Agent and the Joint Lead Arrangers prior to the date hereof.

(b)
The Borrower shall have delivered to the Agent and the Lenders a base case model, including a statement of cash sources and uses of all free cash flow for the tenor of the DIP Facility, which shall be in form and substance reasonably satisfactory to the Agent and the Joint Lead Arrangers, and the Agent and the Joint Lead Arrangers hereby confirm the receipt of a base case model dated April 28, 2014 in form and substance reasonably satisfactory to the Joint Lead Arrangers and the Lenders prior to the date hereof.

(c)	The Agent and the Lenders shall have received reasonably requested financial information.

3.	Performance of Obligations

(a)
All invoiced costs, fees, expenses (including, without limitation, reasonable legal fees) and other compensation contemplated by the Loan Documents and the Fee Letter to be payable to the Commitment Parties, the Agent and the Lenders in respect of the DIP Facility shall have been paid to the extent earned, due and payable.

(b)
Representations and warranties of the Debtors shall be true and correct in all material respects (or in all respects for representations and warranties qualified by materiality or Material Adverse Event).

(c)	No Default or Event of Default shall exist under the DIP Facility.

4.	Customary Closing Documents

(a)
The Debtors shall have complied with the following closing conditions: (i) the delivery of customary legal opinions as to authority, authorization, execution and delivery; corporate records and documents from public officials, including good standing certificates; officer’s certificates; and notice of borrowing; (ii) evidence of authority; and (iii) obtaining of any governmental consents, if any, necessary in connection with the DIP Facility, the financing thereunder and related transactions. The Lenders shall have received at least five (5) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

(b)	The Loan Documents (which shall be consistent with the Documentation Principles) shall have been entered into by the Debtors, the Agent and the Lenders.

(c)
The Agent shall have received results of a Uniform Commercial Code search for the jurisdiction of organization of the Debtors and a federal tax lien search for the jurisdiction of the chief executive office of the Debtors.

(d)	The Agent shall have received proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC in the jurisdiction of organization of each Debtor.

(e)	As a result of the extension of such credit, usage of the Commitments shall not exceed (i) the applicable Commitments then in effect and (ii) the aggregate amount authorized by the Final Order.

5.	Other Conditions

(a)
If the Final Order (or any order entered concurrently or prior to the entry of the Final Order) approves the repayment in full of the EFIH First Lien Secured Notes with the proceeds of the Term Facility, substantially concurrently with the borrowing under the Term Facility, the principal amount plus any accrued and unpaid interest of the EFIH First Lien Secured Notes (which, for the avoidance of doubt, shall not include make-whole payments or premiums in respect of the EFIH First Lien Secured Notes unless otherwise approved by the Borrower) shall be repaid in full.

Annex II
INTEREST AND CERTAIN FEES

Interest Rate Options:
The Borrower may elect that the loans comprising each borrowing bear interest at a rate per annum equal to (a) the Alternate Base Rate (such loans herein referred to as “ABR Loans”) plus the Applicable Margin or (b) the Adjusted LIBO Rate (such loans herein referred to as “Eurodollar Loans”) plus the Applicable Margin.

As used herein:
“Alternate Base Rate” or “ABR” means the greatest of (a) the prime rate of interest announced from time to time by the Agent, changing when and as said prime rate changes (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% and (c) the Adjusted LIBO Rate (after giving effect to LIBO floor in the case of Term Loans) for a one month interest period appearing on the Reuters Page LIBOR01 (or on any successor or substitute page) on such day plus 1.00%.
“Adjusted LIBO Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one or two weeks, one, two, three or six months (as selected by the Borrower) appearing on Reuters Page LIBOR01 (or on any other service providing comparable rate quotations) at approximately 11:00 a.m., London time, two business days prior to the first day of the applicable interest period; provided that in the case of Term Loans, the Adjusted LIBO Rate shall be subject to a floor (the “LIBO Floor”) of 1.00% per annum.
“Applicable Margin” means, a margin of:
 2.25%, in the case of ABR Loans
3.25%, in the case of Eurodollar Loans

Interest Payment Dates:
In the case of ABR Loans, interest shall be payable in arrears on the first day of each month, upon any prepayment due to acceleration and at the Maturity Date.
In the case of Eurodollar Loans, interest shall be payable in arrears on the last day of each interest period and, in the case of an interest period longer than three months, quarterly, upon any prepayment and at the Maturity Date.

Agent and Joint Lead Arrangers Fees:
Such additional fees payable to the Agent and the Joint Lead Arrangers as are specified in the fee letter, dated April 28, 2014 (the “Fee Letter”), by and among the Agent, the Joint Lead Arrangers and the Borrower.

Default Rate:
After any payment Event of Default and upon notice by the Agent, the applicable interest rate for all Loans will be increased to, and overdue interest, fees and other amounts (other than overdue principal) shall bear interest at 2% per annum above the applicable rate. Overdue principal shall bear interest at 2% above the rate otherwise applicable.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans) for actual days elapsed

Schedule 1

“Clear Market” Permitted Indebtedness

1. Indebtedness pursuant to the Junior Incremental Facility.
2. The exchange or other roll of the holders of your prepetition indebtedness pursuant to any Exchange Arrangement.
3. Any Backstop Commitment sought or achieved prior to the date that is sixteen (16) business days after the date you countersign this Commitment Letter.